                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                                  Pulitzer Inc.
                                (Name of Issuer)

         Common Stock (issuable upon conversion of Class B Common Stock)
                         (Title of Class of Securities)

                                    745769109
                                 (CUSIP Number)

                             Richard A. Palmer, Esq.
                           Fulbright & Jaworski L.L.P.
                                666 Fifth Avenue
                            New York, New York 10103
                                 (212) 318-3000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 30, 2002
             (Date of Event which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

----------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                              (Page 1 of 72 Pages)

------------------------                                -----------------------
CUSIP No. 745769109                   13D                     Page 2 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------
   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Pulitzer Inc. 1999 Voting Trust

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

        NUMBER OF         ------------------------------------------------------
          SHARES
       BENEFICIALLY         8        SHARED VOTING POWER              11,304,280
         OWNED BY
           EACH           ------------------------------------------------------
        REPORTING
          PERSON            9        SOLE DISPOSITIVE POWER                    0
           WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,304,280

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  53.1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                     Page 3 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Emily Rauh Pulitzer, James V. Maloney and William Bush, as Trustees of the Trust created by Joseph Pulitzer, Jr. under Indenture of Trust, dated June 12, 1974, as amended on October 20, 1992 (Trust A)

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

         NUMBER OF        ------------------------------------------------------
           SHARES
        BENEFICIALLY        8        SHARED VOTING POWER                  10,560
          OWNED BY
            EACH          ------------------------------------------------------
         REPORTING
           PERSON           9        SOLE DISPOSITIVE POWER               10,560
            WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  10,560

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                     Page 4 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Emily Rauh Pulitzer, James V. Maloney and William Bush, as Trustees of the Trust created by Joseph Pulitzer, Jr. under Indenture of Trust, dated June 12, 1974, as amended on October 20, 1992 (Trust B)

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER               5,675,358
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER            5,675,358
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,675,358

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  26.6%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                     Page 5 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Emily Rauh Pulitzer, as Trustee of the Pulitzer Family Trust

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                   191,679

           NUMBER OF      ------------------------------------------------------
             SHARES
          BENEFICIALLY      8        SHARED VOTING POWER                 598,925
            OWNED BY
              EACH        ------------------------------------------------------
           REPORTING
             PERSON         9        SOLE DISPOSITIVE POWER              790,604
              WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  790,604

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  3.7%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                     Page 6 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Emily Rauh Pulitzer, Voting Trustee, and as Trustee of various Trusts

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                   192,596

           NUMBER OF      ------------------------------------------------------
             SHARES
          BENEFICIALLY      8        SHARED VOTING POWER              11,304,280
            OWNED BY
              EACH        ------------------------------------------------------
           REPORTING
             PERSON         9        SOLE DISPOSITIVE POWER              791,521
              WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER          5,685,918

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,496,876

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  54%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                     Page 7 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Michael E. Pulitzer, Voting Trustee and as Trustee of various Trusts and a Foundation

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    25,000

            NUMBER OF     ------------------------------------------------------
              SHARES
           BENEFICIALLY     8        SHARED VOTING POWER              11,304,280
             OWNED BY
               EACH       ------------------------------------------------------
            REPORTING
              PERSON        9        SOLE DISPOSITIVE POWER            1,593,696
               WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER             88,950

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,329,280

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  53.2%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                     Page 8 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Alan G. Silverglat, Voting Trustee

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

             NUMBER OF    ------------------------------------------------------
               SHARES
            BENEFICIALLY    8        SHARED VOTING POWER              11,304,280
              OWNED BY
                EACH      ------------------------------------------------------
             REPORTING
               PERSON       9        SOLE DISPOSITIVE POWER                    0
                WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,304,280

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  53.1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                     Page 9 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Robert C. Woodworth, Voting Trustee

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER              11,304,280
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                    0
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,304,280

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  53.1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 10 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Ellen Soeteber, Voting Trustee

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER              11,304,280
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                    0
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,304,280

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  53.1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 11 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  David E. Moore, Voting Trustee and Individually

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                     1,695

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER              11,304,280
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER            2,972,545
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,305,975

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  53.1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 12 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Katherine C. Moore

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                       548

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                  50,632
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               51,180
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  51,180

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .2%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 13 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Richard W. Moore

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    89,081

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                  97,393
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER              186,474
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  186,474

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .9%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 14 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Barbara F. Moore

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    28,235

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     192
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               28,427
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  28,427

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 15 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  David E. Moore, Jr.

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                   129,104

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                  97,393
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER              226,497
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  226,497

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 16 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Timothy P. Moore

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                   127,753

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                  97,393
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER              225,146
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  225,146

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  1.1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 17 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Deborah Moore

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                     3,200

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     192
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                3,392
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,392

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 18 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Alexander F. Moore

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    11,839

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                      33
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               11,872
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,872

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 19 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Meredith C. Moore

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    11,838

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                      33
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               11,871
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,871

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 20 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Anne L. Moore

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    11,838

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                      33
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               11,871
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  11,871

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 21 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  The Ceil and Michael E. Pulitzer Foundation, Inc.

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                  42,780
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               42,780
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  42,780

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .2%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 22 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Michael E. Pulitzer, as Trustee U/A, dated March 22, 1982, F/B/O Michael E. Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER               1,568,696
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER            1,568,696
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,568,696

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  7.4%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 23 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Richard A. Palmer, as Trustee U/A, dated August 16, 1983, F/B/O Michael E. Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                  46,170
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               46,170
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  46,170

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .2%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 24 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Bianca Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                   9,377
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                9,377
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,377

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 25 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and James V. Maloney, as Trustees of the Bianca Pulitzer 1998 Family Trust U/I, dated February 9, 1998

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                   4,187
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                4,187
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,187

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 26 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Elinor Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                   6,867
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                6,867
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  6,867

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 27 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987 F/B/O, Elkhanah Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                   9,132
           OWNED BY
             EACH        ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                9,132
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,132

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 28 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and James V. Maloney, as Trustees of the Elkhanah Pulitzer 1998 Family Trust U/I, dated February 9, 1998

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                   4,187
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                4,187
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,187

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 29 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Joseph
                   Pulitzer V

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                   6,867
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                6,867
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  6,867

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 30 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Michael E. Pulitzer III

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     550
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  550
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  550

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 31 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Philip Sherwood Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     550
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  550
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  550

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 32 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Samuel Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     574
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  574
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  574

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 33 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Sarah G.
                   Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     574
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  574
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  574

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 34 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated May 4, 1990, F/B/O Shelton Campbell Voges III

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     489
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  489
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  489

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 35 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated October 19, 1990, F/B/O Clarissa Reed Dore Golding

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     489
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  489
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  489

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 36 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated March 12, 1996, F/B/O Harrison Stell Golding

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     124
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  124
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  124

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 37 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  William Bush and Richard A. Palmer, as Trustees U/I, dated October 21, 1993, F/B/O Grayson Carroll Voges

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     251
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  251
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  251

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 38 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Cecille Stell Pulitzer, Trustee I/U, dated July 19, 1991, F/B/O Cecille Stell Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     500
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  500
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  500

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 39 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Michael E. Pulitzer, Jr. Revocable Trust, U/A, dated December 18, 1998

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    25,121

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     140
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               25,261
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  25,261

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  OO
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 40 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Frederick D. Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     285
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  285
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  285

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 41 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Robert Stair Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    16,575

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     335
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               16,910
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  16,910

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 42 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Elizabeth E. Pulitzer Voges

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                     1,300

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                      85
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                1,385
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,385

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 43 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Christina H. Eisenbeis

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                     4,266

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     335
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                4,601
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  4,601

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 44 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Catherine Dory Culver

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                       204

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                      85
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  289
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  289

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 45 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Joseph Pulitzer IV

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                    30,058

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     420
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER               30,478
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  30,478

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 46 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Bianca Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     365
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  365
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  365

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 47 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Elkhanah Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     365
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  365
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  365

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 48 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Theodosia C. Pulitzer

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                         0

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     190
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                  190
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  190

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 49 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  David E. Moore, Jr., as Custodian for Alida Livingston Moore, Unified Gifts to Minors Act of Minnesota

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                     9,117

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     129
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                9,246
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,246

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 50 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  David E. Moore, Jr., as Custodian for Clement Clarke Moore, Unified Gifts to Minors Act of Minnesota

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                     9,117

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                     129
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                9,246
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  9,246

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 51 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Timothy P. Moore, as Custodian for Elisabeth W. Moore, Unified Gifts to Minors Act of Massachusetts

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                     7,850

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                      33
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                7,883
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,883

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP No. 745769109                   13D                    Page 52 of 72 Pages
------------------------                                -----------------------

--------------------------------------------------------------------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Timothy P. Moore, as Custodian for Zachary P. Moore, Unified Gifts to Minors Act of Massachusetts

--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------

   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     SOURCE OF FUNDS

                  OO

--------------------------------------------------------------------------------

   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEM 2(d) or 2(e)                                                [ ]

--------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                            7        SOLE VOTING POWER                     6,972

          NUMBER OF       ------------------------------------------------------
            SHARES
         BENEFICIALLY       8        SHARED VOTING POWER                      33
           OWNED BY
             EACH         ------------------------------------------------------
          REPORTING
            PERSON          9        SOLE DISPOSITIVE POWER                7,005
             WITH
                          ------------------------------------------------------

                           10        SHARED DISPOSITIVE POWER                  0

--------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  7,005

--------------------------------------------------------------------------------

  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  less than .1%

--------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 53 of 72 Pages
------------------------                                -----------------------

ITEM 1. SECURITY AND ISSUER.

         The title of the class of equity securities to which this Schedule relates is Common Stock, $.01 par value per share (the "Common Stock"), of Pulitzer Inc., a Delaware corporation (the "Company"), issuable upon the conversion of the Class B Common Stock, $.01 par value per share (the "Class B Common Stock"), of the Company. The principal executive offices of the Company are located at 900 North Tucker Boulevard, St. Louis, Missouri 63101.

ITEM 2. IDENTITY AND BACKGROUND.

         This Schedule is being filed by a voting trust (the "Voting Trust") established pursuant to a voting trust agreement, dated March 18, 1999 (the "1999 Voting Trust Agreement"), its trustees and parties to the 1999 Voting Trust Agreement (collectively referred to as the "Filing Group"). The members of the Filing Group are filing this Schedule as they may be deemed to be a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Except as expressly otherwise set forth in this Schedule, each member of the Filing Group disclaims beneficial ownership of the shares of Class B Common Stock beneficially owned by any other member of the Filing Group or any other person.

         The name, residence or business address, present principal occupation or employment, the name, principal place of business and address of any corporation or other organization in which such employment is carried on, and citizenship of each member of the Filing Group are set forth in Appendix I hereto, which Appendix is incorporated herein by reference.

         During the last 5 years, none of the persons listed in Appendix I (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such laws.

         Information with respect to each member of the Filing Group is given solely by such trustee or beneficiary, and no member of the Filing Group has responsibility for the accuracy or completeness of the information supplied by another member.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Pursuant to transactions described more fully in Item 4, each member of the Filing Group who reported beneficial ownership of the Company's Common Stock and Class B Common Stock on the original Schedule 13D filed on March 30, 1999 (the

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 54 of 72 Pages
------------------------                                -----------------------

         "Initial Members"), received one share of the Company's Common Stock for each share of Pulitzer Publishing Company ("Pulitzer Publishing") Common Stock held and one share of the Company's Class B Common Stock for each share of Pulitzer Publishing Class B Common Stock held. All other members of the Filing Group received their shares of the Company's Class B Common Stock by gift, by distributions from trusts that were parties to the 1999 Voting Trust Agreement when the original
         Schedule 13D was filed on March 30, 1999 (the "Original 13D") or, in one instance, by purchase from the estate of a former holder of Class B Common Stock, as set forth in Item 5(a) below.

ITEM 4. PURPOSE OF TRANSACTION.

         As stated in the Original 13D, on March 18, 1999, Pulitzer Publishing completed the spin-off of its newspaper publishing and related new media business assets to the Company. Pulitzer Publishing then distributed all the shares of capital stock of the Company to its shareholders and was subsequently merged with and into Hearst-Argyle Television, Inc. ("Hearst-Argyle"). As a result of the spin-off and merger, former Pulitzer Publishing stockholders received one share of the Company's Common Stock for each share of Pulitzer Publishing Common Stock held and one share of the Company's Class B Common Stock for each share of Pulitzer Publishing Class B Common Stock held. All the Initial Members of the Filing Group had deposited their shares of Pulitzer Publishing Class B Common Stock in a voting trust pursuant to a voting trust agreement dated June 19, 1995, which was terminated on March 18, 1999. The Initial Members of the Filing Group then deposited their shares of the Company's Class B Common Stock into the Voting Trust pursuant to the 1999 Voting Trust Agreement. A copy of the 1999 Voting Trust Agreement is attached hereto as Exhibit 1.

         In connection with the spin-off, Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (the "5% Holders") entered into an agreement with the Company whereby, subject to the provisions thereof, the 5% Holders may request that the Company register with the Securities and Exchange Commission shares of the Company issued to the 5% Holders in connection with the spin-off (the "Registration Rights Agreement"). A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     (a) As of September 30, 2002, there were issued and outstanding 11,836,242 shares of Class B Common Stock, which are convertible on a one-for-one basis into shares of Common Stock. The Voting Trust may be deemed to be the beneficial owner of 11,304,280 shares of Class B Common Stock, having 88.4% of the combined voting power of the Class B Common Stock and Common Stock. Assuming conversion of all Class B Common Stock into Common Stock, the shares of Class B Common Stock held by the Voting Trust would represent approximately 53.1% of the outstanding shares of Common Stock. Because each of the trustees

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 55 of 72 Pages
------------------------                                -----------------------

         currently shares voting power with regard to matters other than (i) any proposal for a merger, consolidation, recapitalization or dissolution of the Company, (ii) the disposition of all or substantially all of its assets, (iii) the calling of a special meeting of stockholders, (iv) the removal of directors, (v) the mandatory conversion of Class B Common Stock to Common Stock and (vi) the amendment of the Company's certificate of incorporation or by-laws, each trustee may also be deemed to be the beneficial owner of all such Class B Common Stock for purposes of this Schedule. Pursuant to Rule 13d-4 of the Exchange Act, each such trustee disclaims such beneficial ownership of any shares of Class B Common Stock or Common Stock attributable to him or her solely by reason of his or her position as trustee.

         Michael E. Pulitzer beneficially owns 11,304,280 shares of Class B Common Stock, which, assuming conversion, together with 25,000 shares of Common Stock beneficially owned by him, constitutes approximately 53.2% of the outstanding shares of Common Stock.

         Emily Rauh Pulitzer beneficially owns 11,304,280 shares of Class B Common Stock, which, assuming conversion, together with 192,596 shares of Common Stock beneficially owned by her, constitutes approximately 54% of the outstanding shares of Common Stock.

         David E. Moore beneficially owns 11,304,280 shares of Class B Common Stock, which, assuming conversion, together with 1,695 shares of Common Stock beneficially owned by him, constitutes approximately 53.1% of the outstanding shares of Common Stock.

         Trust B U/T Joseph Pulitzer, Jr. dated 6/12/74, as amended 10/20/92 ("Marital Trust B") beneficially owns 5,675,358 shares of Class B Common Stock, which, assuming conversion, constitutes approximately 26.6% of the outstanding shares of Common Stock.

         Pulitzer Family Trust beneficially owns 598,925 shares of Class B Common Stock, which, assuming conversion, together with 191,679 shares of Common Stock beneficially owned by it, constitutes approximately 3.7% of the outstanding shares of Common Stock.

         The Trust dated 3/22/82, F/B/O Michael E. Pulitzer (the "MEP Trust") beneficially owns 1,568,696 shares of Class B Common Stock, which, assuming conversion, together with 25,000 shares of Common Stock beneficially owned by it, constitutes approximately 7.5% of the outstanding shares of Common Stock.

         The members of the Filing Group, individually, beneficially own the number of shares of Class B Common Stock as stated on their respective cover pages to this Schedule. Each member of the Filing Group disclaims

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 56 of 72 Pages
------------------------                                -----------------------

         beneficial ownership of any and all shares of Class B Common Stock beneficially owned by any of the other members of the Filing Group. However, the members of the Filing Group may nevertheless be deemed to constitute a group by reason of their being parties to the 1999 Voting Trust Agreement.

     (b) Mr. Pulitzer has the sole power to vote or direct the vote of, and to dispose of or direct the disposition of, 25,000 shares of Common Stock held by the MEP Trust. Mr. Pulitzer has the sole power to dispose of or direct the disposition of 1,568,696 shares of Class B Common Stock held by the MEP Trust. Furthermore, Mr. Pulitzer shares the power to dispose of or direct the disposition of 42,780 shares of Class B Common Stock held in the Ceil and Michael E. Pulitzer Foundation, Inc. (the "Foundation") with Ceil Pulitzer and James V. Maloney, as trustees.

         Ms. Pulitzer has the sole power to vote or direct the vote of, and to dispose of or direct the disposition of, 192,596 shares of Common Stock she holds through trusts for which she is the sole trustee. Ms. Pulitzer has the sole power to dispose of or to direct the disposition of 598,925 shares of Class B Common Stock held by the Pulitzer Family Trust. Furthermore, Ms. Pulitzer shares the power to dispose of or to direct the disposition of (i) 10,560 shares of Class B Common Stock held by Trust A U/T Joseph Pulitzer, Jr. dated 6/12/74, as amended 10/20/92 ("Marital Trust A") and (ii) 5,675,358 shares of Class B Common Stock held by Marital Trust B, with James V. Maloney and William Bush, as successor trustees of Marital Trust A and Marital Trust B.

         Mr. Moore has the sole power to vote or direct the vote of, and to dispose of or direct the disposition of, 1,695 shares of Common Stock he holds directly. Mr. Moore also has the sole power to dispose of or direct the disposition of 2,970,850 shares of Class B Common Stock which he holds directly.

     (c) No 5% Holder or other member of the Filing Group has engaged in any transaction of shares of any class of Common Stock of the Company during the past 60 days, except as follows:

         On July 16, 2002, the Pulitzer Family Trust purchased 230,276 shares of Class B Common Stock, at a price of $51.90 per share, from the estate of the former holder thereof.

         On August 12, 2002, Ms. Pulitzer transferred 38,389 shares of Class B Common Stock to the Pulitzer Family Trust, of which she is the sole trustee.

         Pursuant to a plan under Rule 10b5-1 of the Exchange Act, on November 1, 2001 the MEP Trust began to sell 1,000 shares of Common Stock per

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 57 of 72 Pages
------------------------                                -----------------------

         business day, at market price. To effectuate this plan, the MEP Trust converted shares of Class B Common Stock to Common Stock from time to time. The last conversion took place on August 16, 2002, when the MEP Trust converted 54,000 shares of Class B Common Stock to Common Stock.

     (d) With respect to the shares held by the MEP Trust and the Foundation no person other than the MEP Trust, the Foundation, and the respective trustees and beneficiaries thereof have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class B Common Stock beneficially owned by such trusts (Mr. Pulitzer is also a beneficial owner of the shares held by such trusts). With respect to the shares held by Marital Trust A, Marital Trust B and the Pulitzer Family Trust, only such respective trusts and the trustees and beneficiaries thereof have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class B Common Stock beneficially owned by such trusts (Ms. Pulitzer is also a beneficiary of the shares held by such trusts.) With respect to the shares held directly by David E. Moore, no person other than Mr. Moore has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Class B Common Stock beneficially owned by Mr. Moore.

     (e) Inapplicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         All of the members of the Filing Group have entered into the 1999 Voting Trust Agreement, providing for the creation of the Voting Trust, pursuant to which each of such persons has deposited the shares of Class B Common Stock owned by that person into the Voting Trust and has received or will receive from the Voting Trust one or more certificates (each, a "Voting Trust Certificate") evidencing that person's interest in the shares so deposited. The trustees of the Voting Trust generally have all voting rights with respect to the shares of Class B Common Stock subject to the Voting Trust; however, in connection with certain matters, including (i) any proposal for a merger, consolidation, recapitalization or dissolution of the Company, (ii) the disposition of all or substantially all of its assets, (iii) the calling of a special meeting of stockholders, (iv) the removal of directors, (v) the mandatory conversion of Class B Common Stock to Common Stock and (vi) the amendment of the Company's certificate of incorporation or by-laws, the trustees may not vote the shares deposited in the Voting Trust, except in accordance with written instructions from the holders of the Voting Trust Certificates.

         In connection with the spin-off described in Item 4, the 5% Holders entered into the Registration Rights Agreement, whereby subject to the provisions thereof, the 5% Holders may request that the Company register with the Securities and Exchange

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 58 of 72 Pages
------------------------                                -----------------------

         Commission shares of the Company issued to the 5% Holders in connection with the spin-off.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

        Exhibit 1 1999 Voting Trust Agreement (incorporated by reference to the Schedule 13D filed with the Securities and Exchange Commission on March 30, 1999 (No. 005-56053))

        Exhibit 2         Power of Attorney (Contained in Exhibit 1)

        Exhibit 4 Registration Rights Agreement, dated March 18, 1999, by and among Pulitzer Inc., Emily Rauh Pulitzer, Michael E. Pulitzer and David E. Moore (incorporated by reference to the Schedule 13D filed with the Securities and Exchange Commission on March 30, 1999 (No. 005-56053))

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 59 of 72 Pages
------------------------                                -----------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Voting Trust under Voting Trust Agreement, dated as of March 18, 1999

                                    By: /s/ Alan G. Silverglat
                                        ----------------------------------------
                                        Alan G. Silverglat, Voting Trustee

                                    Voting Trustees:

                                    /s/ Ellen Soeteber
                                    --------------------------------------------
                                    Ellen Soeteber

                                    /s/ David E. Moore
                                    --------------------------------------------
                                    David E. Moore

                                    /s/ Emily Rauh Pulitzer
                                    --------------------------------------------
                                    Emily Rauh Pulitzer

                                    /s/ Michael E. Pulitzer
                                    --------------------------------------------
                                    Michael E. Pulitzer

                                    /s/ Alan G. Silverglat
                                    --------------------------------------------
                                    Alan G. Silverglat

                                    /s/ Robert C. Woodworth
                                    --------------------------------------------
                                    Robert C. Woodworth

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 60 of 72 Pages
------------------------                                -----------------------


                           Depositing Stockholders:

                           Trust created by Joseph Pulitzer, Jr. under Indenture of Trust, dated June 12, 1974, as amended on October 20, 1992 (Trust A)

                                    By: /s/ James V. Maloney
                                        ----------------------------------------
                                        James V. Maloney, Attorney in Fact for
                                        Emily Rauh Pulitzer, Trustee

                                    By: /s/ James V. Maloney
                                        ----------------------------------------
                                        James V. Maloney, Trustee

                                    By: /s/ James V. Maloney
                                        ----------------------------------------
                                        James V. Maloney, Attorney in Fact for
                                        William Bush, Trustee

                           Trust created by Joseph Pulitzer, Jr. under Indenture of Trust, dated June 12, 1974, as amended on October 20, 1992 (Trust B) -

                                    By: /s/ James V. Maloney
                                        ----------------------------------------
                                        James V. Maloney, Attorney in Fact for
                                        Emily Rauh Pulitzer, Trustee

                                    By: /s/ James V. Maloney
                                        ----------------------------------------
                                        James V. Maloney, Trustee

                                    By: /s/ James V. Maloney
                                        ----------------------------------------
                                        James V. Maloney, Attorney in Fact for
                                        William Bush, Trustee

                           Pulitzer Family Trust

                                    By: /s/ James V. Maloney
                                        ----------------------------------------
                                        James V. Maloney, Attorney in Fact for
                                        Emily Rauh Pulitzer, Trustee

                           s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Emily Rauh Pulitzer

                           s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Michael E. Pulitzer

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 61 of 72 Pages
------------------------                                -----------------------

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for David E. Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Katherine C. Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Richard W.
                           Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Barbara F.
                           Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for David E. Moore, Jr.


                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Timothy P.
                           Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Deborah Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Alexander F. Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Meredith C. Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Anne L. Moore

                           The Ceil and Michael E. Pulitzer Foundation, Inc.

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Michael E. Pulitzer, President

                           Michael E. Pulitzer, as Trustee U/A, dated March 22, 1982, F/B/O Michael E. Pulitzer

                           By: /s/ James V. Maloney
                               -------------------------------------------------
                               James V. Maloney, Attorney in Fact for Michael E. Pulitzer, Trustee

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 62 of 72 Pages
------------------------                                -----------------------

                           Richard A. Palmer, as Trustee U/A, dated August 16, 1983, F/B/O Michael E. Pulitzer

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Bianca Pulitzer

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and James V. Maloney, as Trustees of the Bianca Pulitzer 1998 Family Trust U/I, dated February 9, 1998

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney

                           William Bush and Richard A. Palmer as Trustees U/I, dated November 3, 1987, F/B/O Elinor Pulitzer

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 63 of 72 Pages
------------------------                                -----------------------

                           William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Elkhanah Pulitzer

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and James V. Maloney, as Trustees of the Elkhanah Pulitzer 1998 Family Trust U/I, dated February 9, 1998

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney

                           William Bush and Richard A. Palmer, as Trustees U/I, dated November 3, 1987, F/B/O Joseph Pulitzer V

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Michael E. Pulitzer III

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 64 of 72 Pages
------------------------                                -----------------------



                           William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Philip Sherwood Pulitzer

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Samuel Pulitzer

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and Richard A. Palmer, as Trustees U/I, dated January 14, 1988, F/B/O Sarah G. Pulitzer

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and Richard A. Palmer, as Trustees U/I, dated May 4, 1990, F/B/O Shelton Campbell Voges III

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 65 of 72 Pages
------------------------                                -----------------------

                           William Bush and Richard A. Palmer, as Trustees U/I, dated October 19, 1990, F/B/O Clarissa Reed Dore Golding

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and Richard A. Palmer, as Trustees U/I, dated March 12, 1996, F/B/O Harrison Stell Golding

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           William Bush and Richard A. Palmer, as Trustees U/I, dated October 21, 1993, F/B/O Grayson Carroll Voges

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    William Bush, Trustee

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Richard A. Palmer, Trustee

                           Cecille Stell Pulitzer, as Trustee U/I, dated July 19, 1991, F/B/O Cecille Stell Pulitzer

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Cecille Stell Pulitzer, Trustee

                           Michael E. Pulitzer, Jr. Revocable Trust, U/A, dated December 18, 1998

                                By: /s/ James V. Maloney
                                    --------------------------------------------
                                    James V. Maloney, Attorney in Fact for
                                    Michael E. Pulitzer, Jr., Trustee

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 66 of 72 Pages
------------------------                                -----------------------

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Frederick D. Pulitzer

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Robert Stair Pulitzer

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Elizabeth E. Pulitzer Voges

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Christina H. Eisenbeis

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Catherine Dory Culver

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Joseph Pulitzer IV

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Bianca
                           Pulitzer

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Elkhanah Pulitzer

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Theodosia C. Pulitzer

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for David E. Moore, Jr., as Custodian for Alida Livingston Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for David E. Moore, Jr., as Custodian for Clement Clarke Moore

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 67 of 72 Pages
------------------------                                -----------------------

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Timothy P. Moore, Jr., as Custodian for Elisabeth W. Moore

                           /s/ James V. Maloney
                           -----------------------------------------------------
                           James V. Maloney, Attorney in Fact for Timothy P. Moore, Jr., as Custodian for Zachary P. Moore

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 68 of 72 Pages
------------------------                                -----------------------

                            APPENDIX I - VOTING TRUST

         The name, residence or business address and present principal occupation or employment, and the name, place of business and address of any corporation or other organization in which such employment is carried on, of each member of the Filing Group, is set forth below. Except as otherwise indicated, the business address of each of such persons is 900 North Tucker Boulevard, St. Louis, Missouri 63101, Attention: James V. Maloney. Each individual listed below is a citizen of the United States.

Name and Residence                                                        Present Principal
or Business Address                                                       Occupation or Employment
--------------------                                                      ------------------------

Michael E. Pulitzer                                                       Retired; Senior Advisor to and
                                                                          Chairman of the Board of the Company

Robert C. Woodworth                                                       President and Chief Executive Officer
                                                                          of the Company

Alan G. Silverglat                                                        Senior Vice President-Finance of the
                                                                          Company

Ellen Soeteber                                                            Editor of the St. Louis Post-Dispatch

David E. Moore                                                            Retired Journalist
8 Bird Lane
Rye, NY 10580

Emily Rauh Pulitzer                                                       Art Historian
4903 Pershing
St. Louis, MO 63108

Emily Rauh Pulitzer**, James V. Maloney and William                       James V. Maloney is the Secretary of
Bush*, Succ. Tte. U/T Joseph Pulitzer, Jr., Dtd                           the Company
6/12/74, As Amended 10/20/92 Marital Trust A

Emily Rauh Pulitzer, James V. Maloney** and William
Bush*, Succ. Tte. U/T Joseph Pulitzer, Jr., Dtd
6/12/74, As Amended 10/20/92 Marital Trust B

Emily Rauh Pulitzer**, as Trustee of the Pulitzer
Family Trust

Katherine C. Moore                                                        Homemaker
8 Bird Lane
Rye, NY 10590

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 69 of 72 Pages
------------------------                                -----------------------

Name and Residence                                                        Present Principal
or Business Address                                                       Occupation or Employment
--------------------                                                      ------------------------

Richard C. Moore                                                          Attorney at Meaders, Duckworth & Moore
219 Clinton Street
Brooklyn, NY 11201

Barbara F. Moore                                                          Homemaker
219 Clinton Street
Brooklyn, NY 11201

David E. Moore, Jr.                                                       Theater Consultant
1720 DuPont Avenue South
Minneapolis, MN 55403

Timothy P. Moore                                                          Mechanical Engineer
55 Aspen Avenue
Auburndale, MA 02466-3002

Deborah Moore                                                             Homemaker
55 Aspen Avenue
Auburndale, MA 02466-3002

Alexander F. Moore                                                        Sales and Marketing
219 Clinton Street
Brooklyn, NY 11201

Meredith C. Moore                                                         Teacher
219 Clinton Street
Brooklyn, NY 11201

Anne L. Moore                                                             Student
219 Clinton Street
Brooklyn, NY 11201

The Ceil and Michael E. Pulitzer Foundation, Inc.

Michael E. Pulitzer**, Tr U/A dtd 3/22/82 F/B/O
Michael E. Pulitzer

Richard A. Palmer*, Tr. U/A dtd 8/16/83
F/B/O Michael E. Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 11/3/87 F/B/O
Bianca Pulitzer

William Bush* and James V. Maloney**,
as Trustees of the Bianca Pulitzer 1998 Family Trust
U/I, dated 2/9/98

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 70 of 72 Pages
------------------------                                -----------------------

Name and Residence                                                        Present Principal
or Business Address                                                       Occupation or Employment
--------------------                                                      ------------------------

William Bush and Richard A. Palmer,*
as Trustees U/I dated 11/3/87 F/B/O
Elinor Pulitzer

William Bush and Richard A. Palmer,*
as Trustees U/I dated 11/3/87 F/B/O
Elkhanah Pulitzer

William Bush* and James V. Maloney**,
as Trustees of the Elkhanah Pulitzer 1998 Family
Trust U/I dated 2/9/98

William Bush and Richard A. Palmer,*
as Trustees U/I dated 11/3/87 F/B/O
Joseph Pulitzer V

William Bush and Richard A. Palmer,* as Trustees U/I dated 1/14/88 F/B/O Michael E. Pulitzer III

William Bush and Richard A. Palmer,* as Trustees U/I dated 1/14/88 F/B/O Philip Sherwood Pulitzer

William Bush and Richard A. Palmer,* as Trustees U/I dated 1/14/88 F/B/O Samuel Pulitzer

William Bush and Richard A. Palmer,* as Trustees U/I dated 1/14/88 F/B/O Sarah G. Pulitzer

William Bush and Richard A. Palmer,* as Trustees U/I dated 1/14/88 F/B/O Shelton Campbell Voges III

William Bush and Richard A. Palmer*
as Trustees U/I, dated 10/19/90 F/B/O
Clarissa Reed Dore Golding

William Bush and Richard A. Palmer,* as Trustees U/I dated 3/12/96 F/B/O Harrison Stell Golding

William Bush and Richard A. Palmer,* as Trustees U/I dated 10/21/93 F/B/O Grayson Carroll Voges

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 71 of 72 Pages
------------------------                                -----------------------

Name and Residence                                                        Present Principal
or Business Address                                                       Occupation or Employment
--------------------                                                      ------------------------

Cecille Stell Pulitzer, Trustee I/U, dated July 19,                       Homemaker
1991

Michael E. Pulitzer, Jr. Revocable Trust, U/A, dated                      Station Manager at WXII-TV
December 18, 1998
2850 Galsworthy Drive
Winston-Salem, NC 27106

Frederick D. Pulitzer                                                     Sales, at RKG Associates, Inc.
5 Toon Lane
Lee, NH 03824

Robert Stair Pulitzer                                                     Investment Management Robinson Racing
5005 Riverway, Suite 200                                                  Co., Inc.
Houston, TX 77401

Elizabeth E. Pulitzer Voges                                               Authors' Agent at Kirchoff Wohlberg
P.O. Box 30, 1628 Route 55
Billings, NY 12510

Christina H. Eisenbeis                                                    Artist
799 Greenwich Street, 2 South
New York, NY 10014

Catherine Dory Culver                                                     Broadcast Journalist
1896 Pacific Avenue, #702
San Francisco, CA 94109

Joseph Pulitzer IV                                                        Consultant
23 East Brundage Street, #17
Sheridan, WY 82801

Bianca Pulitzer                                                           Student
764 Cambridge Street, #5
Cambridge, MA 02141

Elkhanah Pulitzer                                                         Student
502 West 113th Street, Apt. 1D
New York, NY 10025

Theodosia C. Pulitzer                                                     Artist
2206 Brenta Place, Apt. #1
Venice, CA 90291

David E. Moore, Jr.**, as Custodian for Alida
Livingston Moore, Unified Gifts to Minors Act of
Minnesota

------------------------                                -----------------------
CUSIP NO. 745769109                   13D                  Page 72 of 72 Pages
------------------------                                -----------------------

Name and Residence                                                        Present Principal
or Business Address                                                       Occupation or Employment
--------------------                                                      ------------------------

David E. Moore, Jr.**, as Custodian for Clement
Clarke Moore, Unified Gifts to Minors Act of Minnesota

Timothy P. Moore**, as Custodian for Elisabeth W.
Moore, Unified Gifts to Minors Act of Massachusetts

Timothy P. Moore**, as Custodian for Zachary P.
More, Unified Gifts to Minors Act of Massachusetts


----------

* The occupation of each of Messrs. Bush and Palmer is partner at the law firm of Fulbright & Jaworski L.L.P., and their business address is c/o Fulbright & Jaworski L.L.P., 666 Fifth Ave, New York, New York 10103.

**       See occupation previously set forth above.